EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 29, 2013, except for certain information in Note 16 as to which the date is June 20, 2014, related to the consolidated financial statements of Net Optics, Inc. and Subsidiaries as of December 31, 2012 and for the year then ended, which appears in the Current Report on Form 8-K/A of Ixia dated December 5, 2013, as filed with the Securities and Exchange Commission on June 23, 2014.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

November 19, 2014